[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR 144A, AS APPLICABLE, UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

A-Power Energy Generation Systems, Ltd.

SENIOR CONVERTIBLE NOTE

Issuance Date: June 19, 2009	Original Principal Amount: U.S. $[__________]

FOR VALUE RECEIVED, A-Power Energy Generation Systems, Ltd., a Company organized under the laws of the British Virgin Islands (the "Company"), hereby promises to pay to ________ or registered assigns (the "Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the "Notes" and such other Senior Convertible Notes, the "Other Notes").  Certain capitalized terms used herein are defined in Section 31.

(1)           PAYMENTS OF PRINCIPAL.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest.  The "Maturity Date" shall be June 19, 2014, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)           INTEREST; INTEREST RATE.  (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears quarterly on each January 1, April 1, July 1 and October 1 of each year after the Issuance Date (each, an "Interest Date") with the first Interest Date being July 1, 2009.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in Common Shares ("Interest Shares") so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash ("Cash Interest") or in a combination of Cash Interest and Interest Shares.  The Company shall deliver a written notice (each, an "Interest Election Notice") to the Holder on or prior to the applicable Interest Notice Due Date (the date such notice is delivered to the Holder of Notes, the "Interest Notice Date") which notice (i) either (A) confirms that Interest to be paid on such Interest Date shall be paid entirely in Interest Shares or (B) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares and (ii) certifies that there has been no Equity Conditions Failure.  If the Equity Conditions are not satisfied as of the Interest Notice Date, then unless the Company has elected to pay such Interest as Cash Interest, the Interest Notice shall indicate that unless the Holder waives the Equity Conditions, the Interest shall be paid as Cash Interest.  If the Equity Conditions were satisfied as of the Interest Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Interest Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Interest shall be paid in cash.  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable Common Shares (rounded to the nearest whole share in accordance with Section 3(a)) equal to the quotient of (1) the amount of Interest payable on such Interest Date less any Cash Interest paid on such Interest Date and (2) the Interest Conversion Price in effect on the applicable Interest Date.  Notwithstanding anything herein to the contrary, contemporaneously with the execution of this Note, the Company has paid or prepaid $__________ in Interest due hereunder (the "Pre-paid Interest") pursuant to the Securities Purchase Agreement, which Pre-paid Interest shall be applied to pay accrued and unpaid Interest due on the Interest Date commencing on July 1, 2009 and each subsequent Interest Date until the Pre-paid Interest has been applied in full.

(b)           When any Interest Shares are to be paid on an Interest Date, the Company shall (i) (A) provided that the Company's transfer agent (the "Transfer Agent") is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.

(c)           Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable on each Conversion Date in accordance with Section 3(c)(i).  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15%).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all transfer, stamp and similar taxes (other than income and similar taxes) that are required to be paid with respect to the issuance and delivery of Interest Shares.

(3)           CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company's Common Shares, par value $0.0001 per share (the "Common Shares"), on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Shareholder Approval Date (as defined in the Securities Purchase Agreement), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a Common Share upon any conversion.  If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes (other than income and similar taxes) that are required to be paid with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b)           Conversion Rate.  The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(i)           "Conversion Amount" means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)           "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, $10.637, subject to adjustment as provided herein.

(c)           Mechanics of Conversion.

(i)           Optional Conversion.  To convert any Conversion Amount into Common Shares on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Transfer Agent and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent.  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (x) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and such Common Shares do not require the placement of any legends restricting transfer of such Common Shares, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if (I) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (II) such Common Shares require the placement of legends restricting the transfer of such Common Shares as required by Section 2(g) of the Securities Purchase Agreement, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the aggregate number of Common Shares to which the Holder shall be entitled, which certificate shall, in the case of clause (II), bear a legend in accordance with Section 2(g) of the Securities Purchase Agreement.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.  In addition to the foregoing, on such Share Delivery Date, the sum of (I) the Make-Whole Amount and (II) any accrued and unpaid Interest and Late Charges, if any, (the "Additional Conversion Obligations") on such Conversion Amount and Interest shall be paid to the Holder in Common Shares ("Additional Conversion Shares") so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay such Additional Conversion Obligations on any Conversion Date in cash ("Cash Additional Conversion Payment"), or in a combination of a Cash Additional Conversion Payment and Additional Conversion Shares.  The Company shall deliver a written notice (each, an "Additional Conversion Election Notice") to the Holder on or prior to the applicable Additional Conversion Notice Due Date (the date such notice is delivered to the Holder, the "Additional Conversion Notice Date") which notice (i) either (A) confirms that Additional Conversion Obligations to be paid on such Conversion Date shall be paid entirely in Additional Conversion Shares or (B) elects to pay the Additional Conversion Obligations as a Cash Additional Conversion Payment or a combination of a Cash Additional Conversion Payment and Additional Conversion Shares and specifies the amount of the Additional Conversion Obligations, if any, that shall be paid as a Cash Additional Conversion Payment and the amount of Additional Conversion Obligations, if any, that shall be paid in Additional Conversion Shares and (ii) certifies that there has been no Equity Conditions Failure.  If the Equity Conditions are not satisfied as of the Additional Conversion Notice Date, then unless the Company has elected to pay such Additional Conversion Obligations as a Cash Additional Conversion Payment, the Additional Conversion Notice shall indicate that unless the Holder waives the Equity Conditions, the Additional Conversion Obligations shall be paid as a Cash Additional Conversion Payment.  If the Equity Conditions were satisfied as of the Additional Conversion Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Share Delivery Date, the Company shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Additional Conversion Obligations shall be paid in cash.  The Additional Conversion Obligations to be paid on such Share Delivery Date in Additional Conversion Shares shall be paid in a number of fully paid and nonassessable Common Shares (rounded to the nearest whole share in accordance with Section 3(a)) equal to the quotient of (1) the amount of Additional Conversion Obligations payable on the applicable Conversion Date less any Cash Additional Conversion Payment paid on the applicable Conversion Date and (2) the Interest Conversion Price in effect on the applicable Conversion Date.

(ii)           Company's Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC, as applicable, for such number of Common Shares to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Conversion Date (a "Conversion Failure"), and if on or after such Conversion Failure the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other reasonable out-of-pocket brokerage expenses, if any) for the Common Shares so purchased (the "Buy-In Price"), at which point the Company's obligation to issue and deliver a certificate to the Holder (and to issue such Common Shares) or credit the Holder's balance account with DTC for such Common Shares shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares or credit such Holder's balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of Common Shares, times (II) the Closing Bid Price on the Conversion Date.

(iii)           Registration; Book-Entry.  The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the "Registered Notes").  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)           Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of Common Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 23.

(d)           Limitations on Conversions.  The Company shall not effect any conversion of this Note or other issuance of Common Shares hereunder, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion or issuance, the Holder (together with the Holder's affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of Common Shares outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and its affiliates shall include the number of Common Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company beneficially owned by the Holder or any of its affiliates (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  For purposes of this Section 3(d), in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company's most recent Form 20-F, Report of Foreign Issuer on Form 6-K of the Company or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other more recent notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding Common Shares was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (y) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an "Event of Default":

(i)           the suspension from trading or failure of the Common Shares to be listed on an Eligible Market for a period of seven (7) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period;

(ii)           the Company's (A) failure to cure a Conversion Failure by delivery of the required number of Common Shares within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into Common Shares that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

(iii)           at any time following the tenth (10th) consecutive Business Day that the Holder's Authorized Share Allocation is less than the number of Common Shares that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(iv)           the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) to which the Holder is a party, except, in the case of a failure to pay Interest, Late Charges and/or other amounts (other than Principal) under this Note when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(v)           any defaults in the payment when due, after the expiration of any applicable grace period, of principal of, or interest on, Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement), if such defaults relate to Indebtedness that in the aggregate has a principal amount then outstanding of $1,000,000 or more, other than with respect to any Other Notes;

(vi)           the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(viii)         a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(ix)           other than as specifically set forth in another clause of this Section 4(a), the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least fifteen (15) consecutive Business Days;

(x)           the Company, any of its Subsidiaries or Mr. Lu (as defined in the Securities Purchase Agreement) shall fail to perform or comply with any covenant or agreement contained in the Security Documents (as defined in the Securities Purchase Agreement) or the Put Agreements (as defined in the Securities Purchase Agreement), in any material respect, including, without limitation, Mr. Lu's obligation to deliver additional Common Shares to the Collateral Agent (as defined in the Securities Purchase Agreement) in accordance with the Pledge Agreement (as defined in the Securities Purchase Agreement) and to exchange any Note and/or any Warrant into Common Shares pursuant to the terms of the Put Agreements;

(xi)           any material provision of any Security Document (as determined by the Collateral Agent) or any Put Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Mr. Lu, the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Mr. Lu, the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document or any Put Agreement;

(xii)           the Security Documents shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the holders of the Notes on the Common Shares or other assets purported to be covered thereby;

(xiii)         any breach or failure in any respect to comply with either of Sections 8 or 14 of this Note; or

(xiv)         any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)           Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder.  At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an "Event of Default Redemption") all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice" and the date thereof, the "Event of Default Redemption Notice Date") to the Company, which Event of Default Redemption Notice shall indicate the Conversion Amount of this Note the Holder is electing to require the Company to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed together with any accrued and unpaid Interest and Late Charges, if any, on such Conversion Amount and Interest through the Event of Default Redemption Date (as defined below) and (B) the Redemption Premium and (ii) the sum of (x) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the greatest Closing Sale Price of the Common Shares during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice and (y) any Make Whole Amount and accrued and unpaid Interest on the Conversion Amount and Late Charges, if any, on such Conversion Amount and Interest through the Event of Default Redemption Date (the "Event of Default Redemption Price").  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5)           RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)           Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity (if a Person other than the Company (with the Company being deemed to automatically so assume)) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction (which approval shall not be unreasonably withheld), including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (or its Parent Entity if such assumption is effected by the Parent Entity) is a publicly traded corporation whose common stock is quoted or listed on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity (if a Person other than the Company (with the Company being deemed to automatically so assume)) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity (if a Person other than the Company (with the Company being deemed to automatically so assume)) shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares of the Company (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b)           Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice").  At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice", and the date thereof, the "Change of Control Redemption Notice Date") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem.  The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to the greater of (i) the sum of (A) 110% of the Conversion Amount being redeemed, (B) the Make-Whole Amount, and (C) any accrued and unpaid Interest and Late Charges, if any, on such Conversion Amount and Interest through the Change of Control Redemption Date (as defined below) and (ii) solely if an Equity Conditions Failure has occurred at any time during the period commencing with the Change of Control Redemption Notice Date and ending as of the Change of Control Redemption Date, the product of (A) the Conversion Amount being redeemed together with the Make-Whole Amount and any accrued and unpaid Interest and Late Charges, if any, on such Conversion Amount and Interest through the applicable Change of Control Redemption Date multiplied by (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Shares during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control and ending on the Change of Control Redemption Notice Date by (2) the Conversion Price (the "Change of Control Redemption Price").  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to shareholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Shares pursuant to Section 3 (or in the event the Conversion Date is after the consummation of the Change of Control, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Change of Control in such amounts as the Noteholder would have been entitled to receive had such Note been converted immediately prior to such Change of Control).  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(6)           RIGHTS UPON CERTAIN ISSUANCES OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (other than Pill Rights) (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a "Corporate Event"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder's option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion or exchange, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7)           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)           Adjustment of Conversion Price upon Issuance of Common Shares.  If and whenever on or after the Subscription Date through the second (2nd) year anniversary of the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares issued or sold by the Company or deemed to have been issued or sold by the Company as, or in connection with, any Excluded Security) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  If and whenever after the second (2nd) year anniversary of the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares issued or sold by the Company or deemed to have been issued or sold by the Company as, or in connection with, any Excluded Security) in a Dilutive Issuance, then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of Common Shares Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received (or deemed to be received) by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of Common Shares Deemed Outstanding immediately after such Dilutive Issuance.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)           Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the "lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the "lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)           Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the "Option Value") and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)           Record Date.  If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Adjustment of Conversion Price upon Subdivision or Combination of Common Shares.  If the Company at any time on or after the Subscription Date subdivides (by any share dividend, share split, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d)           De Minimis Adjustments.  No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 in such price; provided, however, that any adjustment which by reason of this Section 7(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 7.  All calculations under this Section 7 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable.  No adjustment need be made for a change in the par value or no par value of the Company's Common Shares.

(e)           Voluntary Adjustment By Company. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(f)           Adjustment.  If the Market Price on the twentieth (20th) Trading Day following the thirtieth (30th) calendar day after the earlier of (i) the Initial Effective Date (as defined in the Registration Rights Agreement) and (ii) the date the Common Shares issuable upon conversion of this Note may initially be sold by the Holder (assuming the Holder is not an affiliate of the Company) in accordance with Rule 144 of the Securities Act (the "Adjustment Date"), is less than the Conversion Price then in effect, the Conversion Price hereunder shall be reset to the greater of (x) the Market Price as of the Adjustment Date and (y) $4.835 (as adjusted for any share dividend, share split, share combination, reclassification or similar transaction).  For the avoidance of doubt, the adjusted Conversion Price, if any, hereunder shall not apply to any Conversion Amount converted into Common Shares prior to the Adjustment Date.

(8)           NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.  For the avoidance of doubt, solicitation by the Company in accordance with the requirements of the Notes and the Purchase Agreement of the consents of the Required Holders to any amendment, modification or waiver of any provision of the Notes shall not be or be deemed an avoidance of performance of the terms of this Note.

(9)           RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  The Company shall initially reserve out of its authorized and unissued Common Shares a number of Common Shares for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Notes, 130% of the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of Common Shares so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount").  The initial number of Common Shares reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder of the Notes at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation").  In the event that a holder of Notes shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation.  Any Common Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Common Shares equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall as soon as practicable take all action necessary to increase the Company's authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the vote or written consent of its shareholders for the approval of an increase in the number of authorized Common Shares and provide each shareholder with an information statement with respect thereto or (y) hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares.  In connection with any such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders' approval of such increase in authorized Common Shares and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

(10)           OPTIONAL REDEMPTION AT THE HOLDER'S ELECTION.  If the Shareholder Approval has not occurred on or prior to the Shareholder Approval Deadline (as defined in the Securities Purchase Agreement), the Holder shall have the right, in its sole discretion, at any time thereafter until the later to occur of (i) the two (2) month anniversary of the Shareholder Approval Deadline and (ii) the Initial Effective Date of the Initial Registration Statement (as defined in the Registration Rights Agreement) of the Company covering the resale of all of the Lu Shares (as defined in the Registration Rights Agreement), to require that the Company redeem (an "Holder Optional Redemption") all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (an "Holder Optional Redemption Notice" and the date the Holder delivers such notice, the "Holder Optional Redemption Notice Date") which notice shall state (i) the portion of this Note that is being redeemed (the "Holder Optional Redemption Amount") and (ii) the date on which the Holder Optional Redemption shall occur which date shall be not less than five (5) Business Days from the Holder Optional Redemption Notice Date (the "Holder Optional Redemption Date").  The portion of this Note subject to redemption pursuant to this Section 10 shall be redeemed by the Company in cash at a price (the "Holder Optional Redemption Price") equal to 110% of the Conversion Amount being redeemed together with any accrued and unpaid Interest and Late Charges, if any, on such Conversion Amount and Interest through the Holder Optional Redemption Date.  Holder Optional Redemptions made pursuant to this Section 10 shall be made in accordance with Section 12.

(11)           OPTIONAL REDEMPTION AT THE COMPANY'S ELECTION.

(a)           General.  If at any time after the thirty (30) month anniversary of the Issuance Date (the "Company Optional Redemption Eligibility Date"), (i) the Market Price of the Common Shares listed on the Principal Market exceeds 200% of the Conversion Price then in effect for a period of twenty (20) consecutive Trading Days commencing after the Company Optional Redemption Eligibility Date (the "Company Optional Redemption Measuring Period"), (ii) the average daily dollar trading volume (as reported on Bloomberg) of the Common Shares on the Principal Market over the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the Company Optional Redemption Notice Date exceeds $1 million and (iii) no Equity Conditions Failure has occurred, the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under this Note (the "Company Optional Redemption Amount") as designated in the Company Optional Redemption Notice (as defined below) on the Company Optional Redemption Date (each as defined below) (an "Company Optional Redemption").  The portion of this Note subject to redemption pursuant to this Section 11(a) shall be redeemed by the Company in cash at a price (the "Company Optional Redemption Price") equal to the Conversion Amount being redeemed together with the Make-Whole Amount and any accrued and unpaid Interest and Late Charges, if any, on such Conversion Amount and Interest through the Company Optional Redemption Date (as defined below).  The Company may exercise its right to require redemption under this Section 11 by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes (the "Company Optional Redemption Notice" and the date all of the holders of Notes received such notice is referred to as the "Company Optional Redemption Notice Date").  The Company may deliver up to three (3) Company Optional Redemption Notices hereunder and each such Company Optional Redemption Notice shall be irrevocable.  The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the "Company Optional Redemption Date") which date shall not be less than twenty (20) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (y) certify that there has been no Equity Conditions Failure and (z) state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 11(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date.  Notwithstanding anything to the contrary in this Section 11, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holders into Common Shares pursuant to Section 3.  All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date.  Redemptions made pursuant to this Section 11 shall be made in accordance with Section 12.

(b)           Pro Rata Redemption Requirement.  If the Company elects to cause a Company Optional Redemption pursuant to Section 11(a), then it must simultaneously take the same action in the same proportion with respect to the Other Notes.  If the Company elects to cause a Company Optional Redemption pursuant to Section 11(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require redemption of a Conversion Amount from each of the holders of the Notes equal to the product of (i) the aggregate Conversion Amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 11(a), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its "Redemption Allocation Percentage", and such amount with respect to each holder is referred to as its "Pro Rata Redemption Amount"); provided, however that in the event that any holder's Pro Rata Redemption Amount exceeds the outstanding Principal amount of such holder's Note, then such excess Pro Rata Redemption Amount shall be allocated amongst the remaining holders of Notes in accordance with the foregoing formula.  In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder's Notes, the transferee shall be allocated a pro rata portion of such holder's Redemption Allocation Percentage and Pro Rata Redemption Amount.

(12)           REDEMPTIONS.

(a)           Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date").  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company's receipt of such notice otherwise (such date, the "Change of Control Redemption Date"). The Company shall deliver the applicable Holder Optional Redemption Price on the applicable Holder Optional Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price on the applicable Company Optional Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount to be redeemed and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price then in effect and (B) the Market Price as of the date on which the applicable Redemption Notice is delivered to the Company.  The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b), Section 10 or Section 11 (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)           VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the laws of the British Virgin Islands, and as expressly provided in this Note.

(14)           COVENANTS.

(a)           Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Indebtedness.

(b)           Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c)           Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

(d)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note and the Other Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)           Restriction on Redemption and Cash Dividends.  Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.

(f)           Change in Nature of Business.  The Company shall not engage, or permit any of its Subsidiaries to engage, in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.  The Company shall not modify its corporate structure or purpose.

(g)           Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to maintain and preserve such existence, rights and privileges, or to become and remain in good standing, would not reasonably be expected to have a Material Adverse Effect.

(h)           Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except (i) sales of properties which, in the judgment of the Company's board of directors, are no longer required for the conduct of the Company's business, the proceeds of which are invested in other property for use in a business permitted by Section 14(f), or (ii) where the failure to maintain and preserve any such properties or any such loss or forfeiture would not reasonably be expected to have a Material Adverse Effect.

(i)           Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(15)        PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions (other than Pill Rights) made to the holders of Common Shares to the same extent as if the Holder had converted this Note into Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Shares.  The Holder, as the holder of this Note, shall be entitled to receive any Pill Rights (or, at the option of the Holder, to the extent such Pill Rights become exercisable or have been exercised into equity interests of the Company or any other distribution is made of equity interests of the Company to holders of such Pill Rights, such equity interests of the Company) made to the holders of Common Shares concurrently with any issuance of Common Shares upon conversion of this Note or otherwise as Interest Shares hereunder to the same extent as if the Holder had converted this Note into such Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividend or distribution of Pill Rights.

(16)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

(17)         TRANSFER.  This Note and any Common Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(18)         REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(19)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(21)         CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder, such approval not to be unreasonably withheld, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Company and approved by the Holder, such approval not to be unreasonably withheld.  The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any pro rata subscription offer to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(25)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)         GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  The Company hereby appoints C T Corporation System, with offices at 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in New York.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)         CURRENCY; TAXES.

(a)           Currency.  All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in US dollars.   All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.

(b)           Taxes.

(i)           Any and all payments by the Company hereunder, including any amounts received on a conversion or redemption of the Note and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, imposed under any law, rule, code or regulation of the People's Republic of China, the British Virgin Islands or any other non-U.S. governmental authority, including, without limitation, any federal, state, local, provincial or other similar non-U.S. governmental authority (collectively referred to as "International Taxes").  If the Company shall be required to deduct any International Taxes from or in respect of any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount by which the sum payable would otherwise have to be increased (the "tax make-whole amount") to ensure that after making all required deductions (including deductions applicable to the tax make-whole amount) the Holder would receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount withheld or deducted to the applicable governmental authority within the time required.

(ii)           In addition, the Company agrees to pay to the relevant governmental authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, this Note ("Other Taxes").  The Company shall deliver to the Holder official receipts, if any, in respect of any International Taxes and Other Taxes payable hereunder promptly after payment of such International Taxes, Other Taxes or other evidence of payment reasonably acceptable to the Holder.

(iii)          The obligations of the Company under this Section 28(b) shall survive the termination of this Note and the payment of the Note and all other amounts payable hereunder.

(29)         JUDGMENT CURRENCY.

(a)           If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 29 referred to as the "Judgment Currency") an amount due in US dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i)           the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)           the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 29(a)(ii) being hereinafter referred to as the "Judgment Conversion Date").

(b)           If in the case of any proceeding in the court of any jurisdiction referred to in Section 29(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)           Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

(30)         SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(31)         CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           "Additional Conversion Notice Due Date" means the twenty-fifth (25th) Trading Day prior to the applicable Conversion Date.

(b)           "Approved Share Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company prior or subsequent to the Subscription Date, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

(c)           "Bloomberg" means Bloomberg Financial Markets.

(d)           "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York or Hong Kong are authorized or required by law to remain closed.

(e)           "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(f)           "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction during the applicable calculation period.

(g)           "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(h)           "Common Shares Deemed Outstanding" means, at any given time, the number of Common Shares outstanding at such time, plus the number of Common Shares deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Shares owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes and the Warrants or issued as Interest Shares.

(i)           "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j)            "Convertible Securities" means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(k)           "Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., NYSE Amex, The NASDAQ Global Market or The NASDAQ Capital Market.

(l)           "Equity Conditions" means that each of the following conditions is satisfied:  (i) on each day during the period beginning one hundred and twenty days (120) days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the "Registration Statement") filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and no Grace Period (as defined in the Registration Rights Agreement) shall have occurred during the Equity Conditions Measuring Period or (y) all Common Shares issuable upon conversion of the Notes, exercise of the Warrants and, to the extent the issuance covers Interest Shares, as Interest Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Shares is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one hundred and eighty (180) day period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Common Shares upon conversion of the Notes and upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes) and Section 1(a) of the Warrants; (iv) during the Equity Conditions Measuring Period, any applicable Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any Common Shares issuable upon conversion of the Notes, Common Shares issuable upon exercise of the Warrants and, to the extent applicable, issuable as Interest Shares not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act; (ix) the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document, (x) the Market Price on the last Trading Day in the applicable Equity Conditions Measuring Period exceeds $1.00 and (xi) the Shareholder Approval shall have occurred.

(m)          "Equity Conditions Failure" means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Date through the applicable Interest Date, (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date, or (iii) on any day during the period commencing with the Change of Control Redemption Notice Date and ending as of the Change of Control Redemption Date, as applicable, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(n)           "Exchange Rate" means, in relation to any amount of currency to be converted into US dollars pursuant to this Note, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(o)           "Excluded Securities" means (i) any Common Shares issued or issuable: (A) in connection with any Approved Share Plan; (B) to Mr. Lu as incentive shares pursuant to that certain Stock Purchase Agreement, dated April 14, 2007, between the Company and the other parties listed on the signature pages thereto, which amount of Common Shares shall not exceed an aggregate of 8,000,000 Common Shares; (C) upon conversion of the Notes or the exercise of the Warrants or issued as Interest Shares; (D) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date so as to reduce the exercise price of such Options or the conversion price of such Convertible Securities or to increase the number of Common Shares issuable upon conversion or exercise thereof (but not including any such reduction in the conversion price or exercise price or increase in the number of Common Shares issuable upon conversion or exercise thereof, in each case, in accordance with the terms of such options or Convertible Securities as in effect on the Subscription Date) and (E) to Mr. Lu to reimburse him or make him whole for his delivery of Common Shares to the Holders pursuant to the Put Agreement (as defined in the Securities Purchase Agreement), which amount of Common Shares shall not exceed the aggregate amount of Common Shares delivered to holders of Notes pursuant to the Put Agreement and (ii) any Pill Rights.

(p)           "Fundamental Transaction" means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock of the Company or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares or (B) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.  Notwithstanding the foregoing, solely for the purpose of the foregoing calculations, any director, officer or employee of the Company, acting solely in its capacity as a director, officer or employee of the Company, shall not be deemed to be making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger.

(q)           "GAAP" means United States generally accepted accounting principles, consistently applied.

(r)           "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(s)           "Interest Adjustment Rate" means the rate, per annum, as determined on each Interest Date, equal to (i) if the Market Price as of the applicable Interest Date is greater than $8.703, 0%, (ii) if the Market Price as of the applicable Interest Date is less than or equal to $8.703 and greater than $7.833, 1%, (iii) if the Market Price as of the applicable Interest Date is less than or equal to $7.833 and greater than $7.049, 2%, (iv) if the Market Price as of the applicable Interest Date is less than or equal to $7.049 and greater than $6.344, 3%, (v) if the Market Price as of the applicable Interest Date less than or equal to $6.344 and greater than $5.71, 4% or (v) if the Market Price as of the applicable Interest Date is less than or equal to 5.71, 5%.  Each of the dollar amounts set forth above in this definition shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that occurs after the Issuance Date.

(t)           "Interest Conversion Price" means, the lower of (i) the applicable Conversion Price and (ii) that price which shall be computed as 80% of the Market Price as of the applicable Interest Date or Conversion Date, as applicable.

(u)           "Interest Notice Due Date" means the twenty-fifth (25th) Trading Day prior to the applicable Interest Date (or the Closing Date solely with respect to the July 1, 2009 Interest Date).

(v)           "Interest Rate" means, (i) during the period commencing on the Issuance Date and ending on the first anniversary of the Issuance Date, the sum of (x) 3.0% per annum and (y) the Interest Adjustment Rate, (ii) during the period commencing on the calendar day immediately following the first anniversary of the Issuance Date and ending on the third anniversary of the Issuance Date, the sum of (x) 5.0% per annum and (y) the Interest Adjustment Rate, (iii) during the period commencing on the calendar day immediately following the third anniversary of the Issuance Date and ending on the Maturity Date, the sum of (x) 7.0% per annum and (y) the Interest Adjustment Rate, in each case, subject to adjustment as set forth in Section 2(c).

(w)          "Make-Whole Amount" means, as to any Conversion Amount on any Conversion Date, as to any Company Optional Redemption on any Company Optional Redemption Date, as to any Event of Default Redemption on any Event of Default Redemption Date or as to any Change of Control Redemption on any Change of Control Redemption Date, the amount of any Interest that, but for (i) the Holder's exercise of its conversion right pursuant to Section 3(c)(i), (ii) a Company Optional Redemption pursuant to Section 11, (iii) an Event of Default Redemption pursuant to Section 4(b), or (iv) a Change of Control Redemption pursuant to Section 5(b), would have accrued with respect to the Conversion Amount being converted or redeemed under this Note at the Interest Rate (assuming the Interest Adjustment Rate then in effect as of the applicable Conversion Date, Company Optional Redemption Notice Date, Event of Default Redemption Notice Date, Change of Control Redemption Notice Date, as the case may be, is the Interest Adjustment Rate through the Maturity Date) for the period from the applicable Conversion Date, Company Optional Redemption Date, Event of Default Redemption Date, or Change of Control Redemption Date, as the case may be, through the Maturity Date, discounted to present value using the published yield on two year notes of the U.S. federal government on the determination date.

(x)           "Market Price" means, for any given date, the arithmetic average of the Weighted Average Price of the Common Shares for the twenty (20) consecutive Trading Day period (the "Market Price Measuring Period") ending on the Trading Day immediately preceding such date.  All such Weighted Average Prices shall be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during the applicable Market Price Measuring Period.

(y)          "Material Adverse Effect" means (x) a Material Adverse Effect (as defined in the Securities Purchase Agreement or (y) any material adverse effect on any Holder of the Notes (solely in its capacity as a holder of Notes).

(z)           "Options" means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(aa)         "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(bb)        "Permitted Indebtedness" means (i) the Indebtedness outstanding on the Subscription Date described on Schedule I attached hereto, (ii) Indebtedness evidenced by this Note and the Other Notes, (iii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (A) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (B) total interest and fees at a rate in excess of 15% per annum, (iv) Indebtedness secured by Permitted Liens described in clauses (iv), (v) and (viii) of the definition of Permitted Liens, (v) Indebtedness constituting the extension, renewal, refinancing or replacement of any Indebtedness referred to in the preceding clauses (i) and (iv), provided that (A) the principal amount of the Indebtedness being extended, renewed, refinanced or replaced does not increase and (B) total interest and fees thereunder do not exceed 15% per annum, (vi) additional Indebtedness incurred by the Company in connection with any redemption by the Company of the Notes in full (or in part, upon the occurrence of a Holder Optional Redemption (as defined in this Note and/or the Other Notes, as applicable) solely to the extent that (A) the aggregate amount of such Indebtedness does not exceed the sum of (x) the aggregate amount of the Holder Optional Redemption Price (as defined in this Note and/or the Other Notes, as applicable) due and payable with respect to such Holder Optional Redemptions and (y) the reasonable fees and expenses of such offering of Indebtedness) and (B) total interest and fees thereunder do not exceed 15% per annum) pursuant to Section 11 of this Note and Section 11 of the Other Notes and (vii) any other additional Indebtedness in a aggregate amount outstanding at any one time not in excess of (A) during the period commencing on the Issuance Date and ending on the first anniversary of the Issuance Date, $10 million, (B) during the period commencing on the calendar day immediately following the first anniversary of the Issuance Date and ending on the second anniversary of the Issuance Date, $25 million and (C) during the period commencing on the calendar day immediately following the second anniversary of the Issuance Date and ending on the Maturity Date, $45 million.

(cc)         "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens on property of, or on equity interests or Indebtedness of, any Person (A) incurred by the Company or any of its Subsidiaries solely for the purpose of financing the acquisition of such Person or (B) existing at the time such Person becomes, or becomes a part of, any Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets acquired and the proceeds and products thereof and were not incurred in anticipation of such Person becoming a Subsidiary; (vi) easements, rights-of-way, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole; (vii) any option or other agreement to purchase any asset of the Company or any Subsidiary the purchase, sale or other disposition of which is not prohibited by any other provision of this Note; (viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or any of its Subsidiaries; (ix) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (viii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Liens and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (x) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (xii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix).

(dd)        "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ee)         "Pill Rights" means any rights issued by the Company pursuant to any so-called "poison pill" or similar Company rights plan entitling all holders of equity interests of the Company to subscribe for or purchase equity interests of the Company, which rights are not exercisable until a determination by the Company's Board of Directors that one or more Persons or "groups" (as defined in Rule 13d-5(b)(1) under the Exchange Act) has acquired beneficial ownership of Common Shares in excess of the percentage threshold specified in such plan.

(ff)          "Principal Market" means The NASDAQ Global Select Market.

(gg)        "Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, Holder Optional Redemption Notice and Company Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(hh)        "Redemption Premium" means (i) in the case of the Events of Default described in Section 4(a)(i) - (v) and (viii) - (xiv), 115% or (ii) in the case of the Events of Default described in Section 4(a)(vi) - (vii), 100%.

(ii)           "Redemption Prices" means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price, Holder Optional Redemption Price and Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(jj)           "Registration Rights Agreement" means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Shares issuable upon conversion of the Notes and exercise of the Warrants.

(kk)           "Required Holders" means the holders of Notes representing a majority of the aggregate principal amount of the Notes then outstanding, but excluding any Notes beneficially owned, directly or indirectly, by Mr. Lu (or any of his family members, affiliates or agents), the Company or any of its Subsidiaries.

(ll)           "SEC" means the United States Securities and Exchange Commission.

(mm)       "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and Warrants.

(nn)        "Subscription Date" means June 18, 2009.

(oo)        "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(pp)        "Trading Day" means any day on which the Common Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares is then traded; provided that "Trading Day" shall not include any day on which the Common Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(qq)        "Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(rr)          "Warrants" has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(ss)         "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction during the applicable calculation period.

(32)         DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Report of Foreign Issuer on Form 6-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

A-Power Energy Generation Systems, Ltd.

By:
Name:
Title:

EXHIBIT I

A-POWER ENERGY GENERATION SYSTEMS, LTD.
CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the "Note") issued to the undersigned by A-Power Energy Generation Systems, Ltd., a company organized under the laws of the British Virgin Islands (the "Company").  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Common Shares par value $0.0001 per share (the "Common Shares") of the Company, as of the date specified below.

Date of Conversion:	_______________________________

Aggregate Conversion Amount to be converted:	_______________________________

Please confirm the following information:

Conversion Price:	_______________________________

Number of Common Shares to be issued:	_______________________________

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the Holder of the Note submitting this Conversion Notice that, after giving effect to the conversion provided for in this Conversion Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person's affiliates) of a number of Common Shares which exceeds the Maximum Percentage (as defined in the Note) of the total outstanding Common Shares of the Company as determined pursuant to the provisions of Section 3(d) of the Note.

Please issue the Common Shares into which the Note is being converted in the following name and to the following address:

Issue to:	________________________________
________________________________
________________________________

Facsimile Number:	________________________________

Authorization:	________________________________

By:	________________________________

Title:	________________________________

Dated:	_____________________________________________________________________________

Account Number:	_____________________________________________
(if electronic book entry transfer)

Transaction Code Number:	______________________
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated June 19, 2009 from the Company and acknowledged and agreed to by Continental Stock Transfer & Trust Company.

A-POWER ENERGY GENERATION SYSTEMS, LTD.

By:
Name:
Title: